Shurgard Storage Centers, Inc.
        Exhibit (11.1) - Statement Re:  Computation of Earnings per Share

Primary Net Income Per         Quarter Ended           Six Months Ended
Common and Common                 June 30,                 June 30,
Equivalent Share            --------------------     --------------------
                              1997        1996         1997        1996
                            --------    --------     --------    --------

   Net Income             $10,859,000  $7,801,000  $20,057,000  $15,114,000

   Preferred dividend        (860,000)     -          (860,000)      -
                           ----------   ---------   ----------   ----------
                           $9,999,000  $7,801,000  $19,197,000  $15,114,000
                            =========   =========   ==========   ==========

   Weighted average common
    and common equivalent shares
    outstanding:
   Weighted average common
    shares outstanding     27,846,870   23,201,187  27,603,149   23,199,023

   Net effect of dilutive
    stock options based on
    treasury stock method
    using average market
    price (1)                  30,582                   30,582
                           ----------   ----------  ----------   ----------

     Total                 27,877,452   23,201,187  27,633,731   23,199,023
                          ===========   ==========  ==========   ==========
Primary earnings per
common and common
equivalent share        $        .36   $       .34  $      .69   $       .65
                        ============  ============  ==========   ===========


Fully-diluted Net Income     Quarter Ended               Six Months Ended
Per Common and Common           June 30,                     June 30,
Equivalent Share           ---------------------     -------------------------
                             1997         1996           1997         1996
                           --------    ---------     ----------     ----------
   Net income           $10,859,000    $7,801,000    $20,057,000   $15,114,000

   Preferred dividend      (860,000)        -           (860,000)       -
                         ----------     ---------     ----------    ----------
                         $9,999,000    $7,801,000    $19,197,000   $15,114,000
                         ==========    ==========    ===========    ==========

   Weighted average common
    and common equivalent
    shares outstanding:
   Weighted average common
    shares outstanding  27,846,870    23,201,187      27,603,149   23,199,023

   Net effect of dilutive
   stock options based
   on treasury stock
   method using average
   market price(1)          38,268                        38,268
                        ----------    -----------     ----------   ----------

     Total              27,885,138    23,201,187      27,641,418   23,199,023
                       ===========   ===========      ===========  ==========
  Fully-diluted earnings
  per common and common
   equivalent share    $       .36   $      .34       $       .69  $      .65
                       ===========   ===========      ===========  ==========

(1)  No adjustment has been made in 1996 as the dilutive effect was immaterial.